Exhibit 10.11

HANCOCK WHITNEY CORPORATION

2022 RESTRICTED STOCK UNIT AWARD AGREEMENT

<Name>

This Restricted Stock Unit Award Agreement (this “Agreement”) is made effective as of the <Grant Date> (the “Grant Date”) set forth below by and between Hancock Whitney Corporation, a Mississippi corporation (the “Company”), and <Name>, an associate of the Company (the “Participant”). This Award is granted by the Compensation Committee of the Hancock Whitney Corporation Board of Directors (the “Committee”) pursuant to the terms of the Hancock Whitney Corporation 2020 Long Term Incentive Plan, as it may be amended and/or restated (the “Plan”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

1.
Award. Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Participant <Target RSU Number> Restricted Stock Units (“RSUs”), each representing the right to earn, on a one-for-one basis, shares of the Company’s common stock (“Shares”). If the Participant timely elected under the Hancock Whitney Corporation Nonqualified Deferred Compensation Plan (the “NQDC Plan”) to defer the receipt of Shares underlying awards of RSUs granted under the Plan for the calendar year in which the Award was granted, the RSUs (“Deferred RSUs”) will be credited as Incentive Units to the Participant’s Incentive Account under the NQDC Plan as of the grant date.

2.
Ownership Rights. The Participant shall have no rights as a shareholder of the Company, including voting or dividend rights, with respect to the RSUs under this Agreement prior to the conversion of RSUs into Shares and delivery of Shares to the Participant upon the vesting and settlement of RSUs. Upon conversion and delivery of the Shares, the Participant will obtain full rights as a shareholder of the Company, including full voting and dividend rights.

3.
Dividend Equivalents. If any dividends or other distributions are paid with respect to the Company’s Common Stock while the RSUs are outstanding, then (i) with respect to RSUs that are not Deferred RSUs, the dollar amount or fair market value of such dividends or distributions with respect to the number of Shares then underlying the RSUs shall be credited to a bookkeeping account and held (without interest) by the Company for the Participant’s account and shall be paid by the Company to the Participant on or within thirty (30) days following the Vesting Date, or (ii) with respect to Deferred RSUs, such dividends or distributions will be credited as Dividend Equivalent Units to the Participant’s Incentive Account pursuant to and in accordance with the terms of the NQDC Plan, in each case subject to the same vesting and forfeiture provisions as the RSUs to which they relate.

4.
Vesting Conditions. The RSUs shall vest (become non-forfeitable) in accordance with the schedule set forth in Section 4(A) or upon certain termination of employment events specified in Section 4(B) (each date on which RSUs vest, a “Vesting Date”).

A.
Service-Based Vesting Condition. The RSUs shall vest and become non-forfeitable in accordance with the following schedule, subject to the Participant’s continued employment with the Company on each Vesting Date:

Vesting Date	Percent of RSUs Vesting
<Vesting Date 1>	<Vesting Percent>
<Vesting Date 2>	<Vesting Percent>
<Vesting Date 3>	<Vesting Percent>
<Vesting Date 4>	<Vesting Percent>
<Vesting Date 5>	<Vesting Percent>

B.
Effect of Certain Termination of Employment Events. Notwithstanding the terms and conditions of Section 4(A) hereof, upon the occurrence of certain termination of employment events (as provided below), the provisions of this Section 4(B) shall apply to determine the extent to which any outstanding and unvested RSUs shall become vested.

i.
Retirement. In the event of the Participant’s Retirement (as defined below), the Participant will vest in a Pro Rata Amount (as defined below) of the RSUs as of the date of the Participant’s Retirement.

ii.
Death or Disability. In the event of the Participant’s Termination of Employment due to death or Disability, the Participant will become one hundred percent (100%) vested in the RSUs as of the date of the Participant’s Termination of Employment.

iii.
Involuntary Termination of Employment by the Company without Cause in connection with a Reduction in Force (RIF). In the event of the Participant’s Termination of Employment by the Company without Cause in connection with a RIF, the Participant will vest in a Pro Rata Amount (as defined below) of the RSUs as of the date of the Participant’s Termination of Employment.

iv.
Change in Control.

(a)
In the event of a Change in Control, in which the RSUs are not assumed by the surviving entity or otherwise equitably converted or substituted, the Board of Directors of the Company may, in its discretion, lift all ownership restrictions and provide for all RSUs to become one hundred percent (100%) vested immediately upon such Change in Control whether or not the Participant’s employment with the Company and its subsidiaries is terminated.

(b)
In the event of a Change in Control, in which the RSUs are assumed by the surviving entity or otherwise equitably converted or substituted, upon the Participant’s Termination Employment by the Company without Cause or the Participant resigns for Good Reason (as defined below), in either case within two years after the effective date of the Change in Control, all restrictions on ownership are lifted and the RSUs will become one hundred percent (100%) vested on the Termination of Employment.

If the Participant has a Termination of Employment prior to a Vesting Date for any reason other than as described in Section 4(B) above, the Participant shall forfeit all right, title and interest in and to the then unvested portion of the Award as of the date of such Termination of Employment and the unvested RSUs will be reconveyed to the Company without further consideration or any act or action by the Participant.

For purposes of this agreement:

“Good Reason” has the meaning, if any, assigned such term (or similar term denoting constructive termination) in any employment, severance or similar agreement, if any, between the Participant and the Company or a Subsidiary); provided, however, that if there is no such employment severance or similar agreement in which such term is defined, “Good Reason” shall mean a reduction of more than 10% in the Participant’s base salary, a transfer to a position with a pay grade more than two pay grades below the Participant’s current position or a transfer to a jobsite more than 35 miles from the Participant’s current jobsite. However, none of such actions shall constitute “Good Reason” unless (i) the Participant provides the Company notice of the existence of such condition within ninety (90) days of the initial existence thereof specifically identifying the acts or omissions constituting the grounds for Good Reason and a period of at least thirty (30) days following such notice within which to remedy such condition, and (ii) the Participant’s termination occurs within the two-year period following the initial existence of such condition.

“Pro Rata Amount” shall mean the number of RSUs (rounded to the nearest whole number) equal to the product of (i) the number of RSUs scheduled to vest on the next scheduled Vesting Date, times (ii) a fraction, the numerator of which is the number of whole months between (x) the later of the Grant Date or the most recent scheduled Vesting Date and (y) the date of the Participant’s Termination of Employment, and the denominator of which is 12.

“Retirement” shall mean the Participant’s voluntary Termination of Employment (i) after attaining age 65 with at least five (5) years of service with the Company or (ii) after attaining age 55 with at least ten (10) years of service with the Company.

5.
Conversion and Issuance of Shares.

A.
Conversion to Shares Upon Vesting. Unless the RSUs are forfeited prior to the Vesting Date as provided in Section 4 above, the RSUs which are not otherwise Deferred RSUs will be converted as soon as practicable (and no later than 30 days) after the Vesting Date to actual Shares of common stock. The Net Shares (as defined below) will be registered in the Participant’s name as of the Vesting Date in a Direct Registration System (DRS) book entry as soon as practicable after the Vesting Date (subject to Sections 10 and 11, as applicable).

For this purpose, “Net Shares” shall mean the Final Award in which the Participant has become vested, reduced by the number of Shares, if any, withheld by the Company for the sole purpose of satisfying the Participant’s tax liabilities and related fees, if any, related to the settlement event as set forth in Section 9.

B.
Deferral of RSUs into Deferred Compensation Plan. Unless the RSUs are forfeited prior to the Vesting Date as provided in Section 2 above, Shares underlying Deferred RSUs will be distributed subject to and in accordance with the terms of the Deferred Compensation Plan and the Participant’s election for distributions thereunder (subject to Sections 10 and 11, as applicable).

6.
No Right of Continued Service. Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate the Participant’s service at any time, nor confer upon the Participant any right to continue providing services to the Company.

7.
Restrictions on Transfer and Pledge. The Participant may not pledge, hypothecate or otherwise encumber any right or interest in the RSUs to or in favor of any party other than the Company, nor subject the RSUs to any lien, obligation, or liability to any other party other than the Company. The RSUs are not assignable or transferable by the Participant other than by will or the laws of descent and distribution, but the Committee may (but need not) permit other transfers.

8.
Restrictions on Issuance of Shares. If at any time the Committee shall determine, in its discretion, that registration, listing or qualification of the Shares underlying the RSUs upon any stock exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the RSUs, the RSUs will not be converted to Shares in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

9.
Taxes/Withholding. The Company or any employer Subsidiary has the authority and the right to deduct or withhold, or require the Participant to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including FICA obligations) required by law to be withheld with respect to any taxable event arising in connection with the RSUs. Unless otherwise determined by the Committee, the withholding requirement shall be satisfied by withholding from the settlement of the RSUs Shares having a Fair Market Value on the date of withholding equal to the amount required to be withheld for tax purposes.

10.
Post-Vest Holding Period Applicable to Section 16 Executive Officers. If the Participant is, as of the scheduled Vesting Date, a designated Section 16 Executive Officer of the Company, the Net Shares to which the Participant becomes entitled upon vesting of the RSUs are subject to transfer restrictions that apply during the period beginning on the Vesting Date and continuing until the earliest to occur of (i) the second anniversary of the Vesting Date, (ii) the Participant’s death, Disability or Retirement, or (iii) a Change in Control (the “Post-Vest Holding Period”). During the Post-Vest Holding Period, the Participant may not sell or transfer such Shares except by will, the laws of descent and distribution or pursuant to a domestic relations order. Notwithstanding the preceding, however, the Participant may transfer such Shares during the Post-Vest Holding Period to a member of the Participant’s immediate family or to a trust or similar vehicle for the benefit or the Participant’s immediate family members, subject to the same terms and conditions applicable to the Participant. The Participant must notify the Company of any proposed transfer of the Shares during the Post-Vest Holding Period.

11.
Code Section 409A. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Notwithstanding anything contained herein to the contrary, if the vesting of the RSUs occurs as a result of the Participant’s separation from service during a period in which the Participant is a “specified employee” (as defined in Code Section 409A and the regulations thereunder), then, to the extent necessary to avoid the imposition of tax penalties under Code Section 409A, and subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), the delivery of Shares in settlement of the RSUs will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service.

12.
Compensation Recoupment Policy. The RSUs and any Shares issued upon conversion of the RSUs (or any Incentive Units credited to the Participant’s Incentive Account under the Deferred Compensation Plan in respect of the RSUs) shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to the Participant and to awards of this type.

13.
Committee/Plan. The Plan is administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”) which has authority to make certain determinations as to the terms of and to interpret the provisions of awards granted under the Plan. Any interpretation of this Award by the Committee and any decision made by it with respect to this Award are final and binding on all persons.

In addition to this Agreement, the Award granted to the Participant hereunder is subject to the terms and conditions set forth in the Plan; and in the event of any conflict between the provisions of this Agreement and the Plan, the Plan shall control. The Participant’s Award is also subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Except where the context clearly implies or indicates to the contrary, a word, term, or phrase used in the Plan has the same meaning when used in this Agreement.

14.
Miscellaneous. Before accepting this Award, the Participant should review the Plan and the Prospectus for the Plan, copies of which may be accessed through the link provided in this notification. The Participant should pay particular attention to the Plan since it sets forth other provisions which cover this Award of RSUs. Also, the Participant should note that the acceptance of this Award means that the Participant has agreed to take any reasonable action required to meet the requirements imposed by federal and state securities and other laws, rules or regulations and by any regulatory agencies having jurisdiction and the Participant has agreed to allow the Company to withhold from any wages or other cash compensation due to the Participant, or to collect as a condition of vesting, any taxes required to be withheld as a result of this Award. The Prospectus contains an explanation of certain federal income tax consequences and is current as of the date of the Prospectus. However, since tax laws often change, the Participant should consult the Participant’s tax advisor for current information at any given time.

This Agreement is required by the Plan. This Agreement is binding upon, and inures to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business. The Participant’s rights hereunder are personal to the Participant and may not be assigned to any other person or persons. This Agreement is binding on the Participant and the Participant’s beneficiaries, heirs and personal representatives.

The Participant’s electronic acceptance of this Award of RSUs indicates the Participant’s acceptance of this Agreement and the terms and provisions of this grant.